EXHIBIT 99.2

DAVIDsTEA Provides Update on Filing of Q1 Financial Statements

MONTREAL, July 20, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announced on June 5, 2020 that it is availing itself of the 45-day blanket extension granted by the Canadian securities regulatory authorities for the filing of financial statements and management’s discussion and analysis for its first quarter ended May 2, 2020. As previously announced, DAVIDsTEA intends to file the first quarter financial statements and related documents no later than July 31, 2020.

As required by the Canadian blanket order, DAVIDsTEA confirms that since June 5, 2020, the only material business developments are as set out in the Company’s: (A) material change report filed on SEDAR on July 14, 2020, reporting that: (i) the Company obtained an Initial Order on July 8, 2020 pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) from the Québec Superior Court in order to implement a restructuring plan, which Initial Order provides, among other things, for the appointment of PwC as Monitor in the CCAA proceedings; (ii) on July 9, 2020, the United States Bankruptcy Court for the District of Delaware entered an order in favour of DAVIDsTEA and DAVIDsTEA (USA) Inc., its wholly-owned U.S. subsidiary, under Chapter 15 of the United States Bankruptcy Code, provisionally recognizing the proceedings under the CCAA and enforcing the initial order issued by the Québec Superior Court, in effect providing protection to DAVIDsTEA and DAVIDsTEA (USA) Inc. from creditor action against their assets in the United States; (iii) further to obtaining the Initial Order, the Company sent notices to terminate leases for 82 of its retail stores in Canada and all 42 of its retail stores in the United States, which lease terminations will take effect 30 days from the deemed date of receipt; (iv) with regards to DAVIDsTEA’s brick and mortar network in Canada, negotiations with landlords for the remaining 100 stores have started, although at this time the outcome of such discussions remains uncertain; and (v) to the extent DAVIDsTEA cannot reach agreements with the landlords on more favourable lease terms, DAVIDsTEA may terminate the leases and permanently close additional stores; and (B) press release issued on July 16, 2020, reporting that the Québec Superior Court issued an Amended and Restated Initial Order extending to September 17, 2020 the application of the Initial Order obtained on July 8, 2020, and dealing with certain administrative matters.

Cautionary Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our restructuring process, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, the closing of certain of our retail stores, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended February 1, 2020, filed with the United States Securities and Exchange Commission and with the Autorité des marchés financiers.

About DAVIDsTEA

DAVIDsTEA is a leading online retailer and growing mass wholesaler of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories through over 100 company-owned and operated retail stores in Canada, as well as its e-commerce platform at www.davidstea.com. A selection of DAVIDsTEA products is also available in over 2,500 grocery stores and pharmacies across Canada. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca